EXHIBIT 10.3

CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION, AND CODE OF CONDUCT AGREEMENT

1.	This Confidentiality, Non-Solicitation, Non-Competition Agreement and Code of Conduct (“Agreement”) between the Employee described below (“You”, “Your”, or “Employee”) and Entrust sets forth certain of your obligations respecting your employment with the Entrust entity set forth in your employment offer/confirmation letter (“Employment Letter”).

2.	As used in this Agreement, “Entrust” and/or “Company” shall mean Entrust, Inc. and all direct and indirect subsidiaries, affiliates, related and/or associated companies, and all successors and assigns of all of the foregoing.

3.	You acknowledge that you are under no obligation to anyone, including a former employer, which is an impediment to Your entering into this Agreement or which imposes any restrictions on the activities or duties that may be assigned to You from time to time by the Company.

4.	You hereby assign to and waive in favor of the Company all of Your rights in and to all inventions, discoveries, improvements, designs, know-how, technical or commercial information, computer programs in any form, written materials, data bases, integrated circuit topologies, plans, diagrams, drawings, models, and other items, which You may conceive, develop or reduce to practice during the period of Your employment with the Company and which:

(i)	relate, directly or indirectly, to the Company’s present or reasonably foreseeable business or research or development; or,

(ii)	result from any work performed by You for the Company; or,

(iii)	are created or made using any equipment, supplies, facilities, resources, or Confidential Information of the Company;

whether or not they are made during or after working hours, on or off the Company’s premises, or alone or with others.

5.	You shall make prompt and full disclosure to the Company of any of the things covered in paragraph 4. During and subsequent to Your employment, You shall sign documents, and provide such assistance, as may be required by the Company to obtain, maintain, enforce, protect or grant any rights which You have assigned to or waived in favor of the Company and which the Company may desire in respect of such things in all countries of the world.

6.	You shall not (except as expressly permitted by the Company in writing) at any time during and subsequent to Your employment with the Company:

(i)	disclose, or authorize the disclosure, to anyone other than authorized officers or employees of the Company; or,

(ii)	use for non-Company purposes or other non-permitted purposes; any of the Company’s Confidential Information or any other information disclosed to the Company by a third party in circumstances which oblige the Company to protect such information from unauthorized use and/or disclosure.

7.	“Confidential Information” for the purposes of this Agreement shall mean all information, including trade secrets, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, of a business, planning, marketing, scientific, technical or other nature, that derives actual or potential value from not being generally known, or readily ascertainable.

8.	You shall keep on the Company’s premises (except when required elsewhere in connection with the conduct of the Company’s business) and shall deliver to the Company upon termination of You employment, all things including models, circuits, instructions, drawings, notes, files, memoranda or other writings, software programs in source code or object code form, and magnetically or electronically stored information, which embody or contain any of the rights or information described in paragraphs 4, 6, and 7 above. You further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of the foregoing.

9.	You agree that given the inevitability of disclosure of trade secrets and other proprietary and confidential information, for a period of 12 months from the termination date of Your employment, You will not provide services on behalf of any companies listed in Exhibit “A” to this Agreement (“List of Competitors”). You also undertake for a period of twelve months from the termination date of Your employment, You will not to solicit clients of Entrust, either directly or indirectly, with any of the companies listed in Exhibit “A”. You also undertake for a period of twelve months from the termination date of Your employment You will not to solicit employees of Entrust, either directly or indirectly.

10.	If any restriction set forth in the above sections are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or overt too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. You acknowledge that the restrictions contained in the above sections are necessary for the protection of the business and goodwill of the Company and are considered by You to be reasonable for such purpose. You agree that any breach of these sections will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

11.	This Agreement shall supersede any and all previous oral or written communications, discussions or agreements between You and the Company relating to the general subject matter addressed herein.

12.	You shall at any time during and subsequent to my employment with the Company reaffirm this Agreement or execute such further or other agreements with respect to the general subject matter addressed herein as the Company, or an affiliate company may from time to time require.

13.	In the event that Your employment by the Company is succeeded by employment with an affiliate company, the terms of this Agreement apply until an agreement relating to this subject matter is signed with the affiliate company, and if You do not execute an agreement with such affiliate company relating to this subject matter, terms identical to those set forth in this Agreement shall apply immediately in favor of such affiliate company upon commencement of my employment and until such agreement is executed with such affiliate company.

14.	You expressly acknowledge that You have received and read the Entrust Code of Conduct (including the Insider Trading Policy and Foreign Corrupt Practices Act Policy) and You will abide by the rules and guidelines set forth in these documents, as may be updated by Entrust from time to time by posting such changes to the Corporate Governance section of the Entrust web site.

15.	This Agreement shall be governed by the same laws as the governing jurisdiction set forth in your Employment Letter.

Agreed this 9 day of April, 2007.

Steve Holton	/s/ Steve Holton
Employee name (print)	Employee signature

THIS AGREEMENT SHALL BE DEEMED TO BE ACCEPTED BY ENTRUST UPON ITS EXECUTION AND RETURN BY YOU TO THE ENTRUST HUMAN RESOURCES DEPARTMENT, PROVIDED THAT IT HAS NOT BEEN MODIFIED BY YOU FROM THE FORM SUPPLIED TO YOU.

Exhibit A

VeriSign

Baltimore

RSA

Netegrity

Microsoft

Certicom

Entegrity

Arcot

Valicert

Computer Associates

Oblix

Access 360

Sun

Network Associates

Zixcorp

AOL/Netscape/iPlanet

Each listed company includes all subsidiary corporations and any parent corporations.